Exhibit 99.1

           VIASYS Healthcare Inc. Reports Second Quarter 2006 Results


    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--Aug. 8, 2006--VIASYS
Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended July 1, 2006. All information is from continuing operations and inclusive of all acquisitions unless otherwise indicated.



Second Quarter Results

                               Three Months    Three Months
                               Ended July 1,   Ended July 2,     %
                                   2006            2005        Change
                              --------------- --------------- --------
Diluted EPS from Continuing
 Operations                            $0.22          $(0.99)
Special Items per share(1)              0.01            1.20
Stock Compensation Expense
 per share(1)                           0.03               -
                              --------------- ---------------
Adjusted EPS from Continuing
 Operations                            $0.26           $0.21     23.8%
                              =============== ===============


    Revenues for the second quarter of 2006 increased to $146.2 million as compared to $125.4 million in the comparable quarter last year. Excluding the impact of stock compensation expense and special items(1), operating income increased to $14.5 million as compared to $10.5 million in the same period last year, and income from continuing operations after taxes increased to $8.7 million, or $.26 per diluted share, compared to $6.6 million, or $.21 per diluted share, for the same period last year. Foreign currency translation did not have a material impact on revenues for the quarter.

    Including the impact of stock compensation and special items(1), operating income was $12.1 million compared to a loss of $28.3 million in the same period last year, and income from continuing operations after taxes was $7.2 million, or $.22 per diluted share, as compared to a loss of $30.9 million, or a loss of $.99 per diluted share, for the same period last year.



June Year-to-Date Results

                                Six Months      Six Months
                               Ended July 1,   Ended July 2,     %
                                   2006            2005        Change
                              --------------- --------------- --------
Diluted EPS from Continuing
 Operations                            $0.38          $(0.84)
Special Items per share(1)              0.01            1.21
Stock Compensation Expense
 per share(1)                           0.10               -
                              --------------- ---------------
Adjusted EPS from Continuing
 Operations                            $0.49           $0.37     32.4%
                              =============== ===============


    Revenues for year-to-date 2006 increased to $281.7 million as compared to $227.9 million in the comparable quarter last year. Excluding the impact of stock compensation expense and special items(1), operating income increased to $27.0 million as compared to $18.0 million in the same period last year, and income from continuing operations after taxes increased to $16.3 million, or $.49 per diluted share, compared to $11.6 million, or $.37 per diluted share, for the same period last year. Foreign currency translation had a year-to-date negative impact of 1.3% on revenue growth.

    Including the impact of stock compensation and special items(1), operating income was $21.5 million compared to a loss of $21.6 million in the same period last year, and income from continuing operations after taxes was $12.7 million, or $.38 per diluted share, as compared to a loss of $26.3 million, or a loss of $.84 per diluted share, for the same period last year.

    Chairman, President and CEO Comments

    Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

    "We are pleased to report revenue and earnings growth that are once again in line with our stated expectations and outlook for the full year. These results reflect continued strong contributions across each of our core businesses and reinforce our continued confidence in the company's future. VIASYS is focused in four compelling medical segments, and we are a market leader in each. We are gaining share in our strategic products, our continued growth prospects are excellent and we have an outstanding balance sheet. We believe we can grow the top line by at least 10% and earnings by at least 15% for the next three years and put the balance sheet to use by continuing to do acquisitions that are both strategic and accretive.

    "Our second quarter 2006 performance once again reflects those dynamics. This was another quarter driven by strong global demand for VIASYS products and services. The performance of our core businesses, specifically in Respiratory Care and Orthopedics, was complemented by the strategic acquisitions completed in 2005. We believe this performance is indicative of the customer recognition of VIASYS' superior products and service, success in product development and acquisitions as well as our global sales, service and distribution capability. This was also a quarter in which we completed a strategic acquisition that we believe will be accretive next year.

    "Leading our growth was the Respiratory Care segment, and in particular VIASYS Clinical Services (VCS), which nearly doubled its first half performance versus the first half of 2005. VCS is an example of the entrepreneurial drive within VIASYS. Started internally three years ago, VCS leverages our partnership with global pharmaceutical companies who buy our diagnostic systems for respiratory drug trials by providing an array of value added data management services to the drug companies. We believe we have become the leader in this market and expect that this business will grow significantly in the next three to four years.

    "Also contributing to Respiratory Care's success is our ventilation business which grew over 40% versus the prior year. We are now a provider of best-in-class products in every segment of ventilation. Our success in this business is demonstrated by the market share gains we are realizing and our success in winning a number of large accounts such as Kindred Healthcare and several large state tenders."

    Further commenting on VIASYS' results, Mr. Thurman said:

    "Consistent with our focus for 2006 to deliver higher levels of profitability in the NeuroCare business, this segment generated $1.5 million of operating income in the current quarter versus a loss in the prior year. While the business earned a 5% return on sales, we believe higher profitability needs to be achieved. As a result, in July we announced headcount reductions and anticipate further actions to improve the profitability of this business in the future.

    "VIASYS Orthopedics delivered strong revenue growth for the quarter and while year-to-date profit is up over 10%, the second quarter was about even with last year. This slowdown in profitability is driven by price pressure from orthopedic customers and price increases on raw materials. We believe this trend will continue for the remainder of 2006.

    "In our Corporate segment we recorded a pre-tax charge of $0.4 million for professional fees related to a strategic transaction which VIASYS deemed to not be in the best interest of shareholders and elected not to pursue.

    "We believe VIASYS has the ability to continue to deliver growth above industry averages. This ability stems from our focused strategy, the quality of our products and service and the commitment of our 2,200 employees to the company's mission. Our focus has consistently been driven by several strategic imperatives - achieving "best in class" status for all products and services, making continual operational improvements, investing in new product development, selectively increasing resources in certain global markets, leveraging our strong balance sheet to complete strategic acquisitions and developing our organization and people. By doing so we believe we can deliver excellent long-term stockholder value and higher return on invested capital. These areas of focus will not change and we expect our year-to-date positive performance to continue in the second half of the year.

    "I would also like to mention the newest acquisition by VIASYS, Tiara Medical Systems, Inc. Tiara Medical designs, manufactures and sells a variety of consumable products for patients suffering from sleep apnea and other chronic respiratory diseases. We expect this acquisition will allow us to compete effectively in the rapidly growing sleep therapy market by building on our existing product offerings and leveraging our substantial presence with both the pulmonologists and sleep centers.

    "We expect the acquisition of Tiara Medical to have a dilutive impact on earnings in 2006. Despite this dilution, we are maintaining our previously announced 2006 guidance of $1.25 to $1.30 per diluted share before the impact of stock-based compensation expense. Including the impact of stock-based compensation, we expect earnings in the range of $1.08 to $1.13 per diluted share for the full year. Of this $.17 per diluted share reduction in earnings, we recorded $.10 per diluted share of stock compensation in the first six months of 2006. The remaining $.07 per diluted share will occur ratably over the next two quarters. In keeping with prior practice, this guidance excludes the impact of any future acquisitions and special items.

    "On behalf of the VIASYS board of directors, I would like to comment on the senior leadership of VIASYS. We firmly believe that VIASYS has one of the best leadership teams in the industry. Our consistent results and above market performance support that belief. While I founded VIASYS as Chairman and CEO, in the last two years I have assumed additional roles as company President and also Group President, International. Given the past success and the expected future growth of VIASYS, the Board and I believe an appropriate succession strategy requires us to appoint a company president by the end of 2007. We have formed a board search committee that will identify candidates, both internally and externally, and select a president during this timeframe. The board has extended my current agreement through 2010 ensuring an adequate transition process. I look forward to working with the board of directors and the new president on the continued long-term success of the company."

    Segment Highlights - Second Quarter

    Respiratory Care

    Revenues increased 28.3% to $94.0 million in the second quarter of 2006 compared to the second quarter of 2005. This increase was partially due to strong international sales of our AVEA and VELA ventilators, domestic pulmonary function testing equipment and increased revenue from our Customer Service and VIASYS Clinical Services businesses. Also contributing to the increase were strong sales of portable mechanical ventilators resulting from the Pulmonetics acquisition in the second quarter of 2005. Partially offsetting these increases were price pressure in selected international markets, higher international sales into countries with lower average sales prices and the continued negative impact of a strike by medical practitioners in Germany and the National Health Services budget constraints in the United Kingdom.

    Operating income increased to $13.1 million from a loss of $26.2 million in the comparable period last year. This increase was partially due to the acquisition of Pulmonetics and higher gross margins resulting from increased sales. In addition, in 2005 we recorded a $34.9 million expense for purchased in-process research and development charges related to the acquisitions of Pulmonetics and Micro Medical. Partially offsetting these benefits were the gross margin impact of the pricing pressure and lower average sales prices in international markets. In addition, we recognized increased incentive compensation costs, as well as expenses from our investment in the research and development of new products.

    NeuroCare

    Revenues decreased 7.3% to $31.4 million in the second quarter of 2006 compared to the second quarter of 2005. The decreased revenues resulted from lower sales of consumable and neurophysiology products, partially due to unusually high revenues in the second quarter of 2005 following the acquisition of Oxford. Also contributing to the decreased revenues was a change in our selling channel from direct to distributor in selected countries, in which case the distributor is given a discounted price to fund local marketing and sales efforts. Partially offsetting this decrease were higher sales of vascular and audio products.

    Operating income was $1.5 million in the second quarter of 2006 compared to a loss of $1.6 million in the comparable period last year. This increase is mainly due to synergies realized in the current period from the integration of Oxford into our existing business and acquisition related charges taken in the second quarter of 2005.

    MedSystems

    Revenues increased 8.4% to $8.9 million in the second quarter of 2006 compared to the second quarter of 2005. The increase was mainly due to higher sales of enteral delivery products and in particular, contributions from our CORTRAK(TM) and NAVIGATOR(R) access systems.

    Operating income was $1.7 million in the second quarter of 2006 and 2005. The impact of higher sales and favorable product mix driven by a shift to the higher margin access systems was offset by higher raw material costs and higher selling expense resulting from the increased sales.

    Orthopedics

    Revenues increased 17.4% to $11.8 million in the second quarter of 2006 compared to the second quarter of 2005. This increase was primarily due to higher sales of orthopedic instruments resulting from the acquisition of Intermed and industrial products.

    Operating income was $2.0 million in the second quarter of 2006 and 2005. The impact of the higher sales volume was offset by increased expenses related to the acquired business, pricing pressure in the industry and rising material costs.

    Corporate

    Corporate expenses increased by $2.2 million in the second quarter of 2006 over the comparable quarter of 2005 primarily due to stock compensation expense recorded in the current period, as well as professional fees related to a strategic transaction we decided not to pursue.

    Conference Call

    VIASYS Healthcare Inc. will host an earnings release conference call on Tuesday August 8, 2006, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 7587794.

    VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks including among others AVEA(R), BEAR(R), BIRD(R), CORFLO(R), CORPAK(R), CORTRAK(TM), EME(R), GRASON-STADLER(R), JAEGER(TM), LYRA(R), MEDELEC(R), MICROGAS(R), NAVIGATOR(R), NICOLET(R), NicoletOne(TM), PULMONETIC(TM), SENSORMEDICS(R), TECA(R), TECOMET(TM), VELA(R) and VMAX(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions and whether they will contribute to higher rates of revenue and earnings growth in the future, our ability to achieve our stated goals, the outlook for our businesses, our expectations for new product introductions, our ability to deliver long-term stockholder value and return on invested capital, our belief relating to our investment in research and development, our belief regarding the performance of our core businesses, our 2006 earnings guidance, our prospects for continued growth, our ability to successfully execute on our business strategies, our expectations for the growth of our VCS businesses, our expectations regarding headcount reductions, our confidence in the Company's future, our ability to continue to gain market share in our strategic products, our ability to grow revenues and earnings over the next three years, and our ability to continue to make strategic and accretive acquisitions. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the restructuring of our international organization, of the headcount reductions in our NeuroCare business, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of certain of the industries in which we operate, acceptance of our new products and services, patent protection and litigation, a successful mergers and acquisitions strategy, the ability to locate and acquire companies, businesses and products that are strategic to the Company and accretive to earnings, and the market for mergers and acquisitions. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.



(1) Stock Compensation and Special items - In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.



             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                 Three Months   Three Months
                                    Ended          Ended
                                 July 1, 2006   July 2, 2005   Change
                                -------------- -------------- --------
Operating Income from
 Continuing Operations          $      12,090  $     (28,329)
Acquisition Related Costs (a)             164          2,934
Restructuring Charges                      58          1,030
Acquired in-process research
 and development (b)                        -         34,909
Fees related to terminated
 transaction                              440              -
Stock Compensation Expense (c)          1,745              -
                                -------------- --------------
Adjusted Operating Income from
 Continuing Operations          $      14,497  $      10,544     37.5%
                                ============== ==============

Income from Continuing
 Operations                     $       7,156  $     (30,876)
Acquisition Related Costs (net
 of income taxes of $(59) and
 $(1,042) (a))                            105          1,892
Restructuring Charges (net of
 income taxes of $(21)  and
 $(366))                                   37            664
Acquired in-process research
 and development (b)                        -         34,909
Fees related to terminated
 transaction (net of income
 taxes of $(158))                         282              -
Stock Compensation Expense (net
 of income taxes of ($590)) (c)         1,155              -
                                -------------- --------------
Adjusted Income from Continuing
 Operations                     $       8,735  $       6,589     32.6%
                                ============== ==============

Diluted Earnings per Share from
 Continuing Operations          $         .22  $        (.99)
Acquisition Related Costs (a)               -            .06
Restructuring Charges                       -            .02
Acquired in-process research
 and development (b)                        -           1.12
Legal fees related to
 terminated transaction                   .01              -
Stock Compensation Expenses (c)           .03              -
                                -------------- --------------
Adjusted Earnings per Share
 from Continuing Operations     $         .26  $         .21
                                ============== ==============


(a) In the second quarter of 2006, the Company incurred $.2 million of expenses to integrate companies acquired in 2005. The second quarter of 2005 was negatively impacted by $2.5 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.4 million of expenses to integrate the acquired companies.

(b) In the second quarter of 2005, the Company recorded a charge of $34.9 million to write-off in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(c) Effective January 1, 2006, we adopted the new accounting pronouncement FAS123R, "Share Based Payments." In the second quarter of 2006 we recorded $1.7 million of expense for stock compensation made to employees, including charges resulting from the adoption of FAS123R. This charge was not required to be recorded in the comparable period of the prior year.



             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                  Six Months     Six Months
                                    Ended          Ended
                                 July 1, 2006   July 2, 2005   Change
                                -------------- -------------- --------
Operating Income from
 Continuing Operations          $      21,460  $     (21,585)
Acquisition Related Costs (a)             274          2,934
Restructuring Charges                     (33)         1,701
Acquired in-process research
 and development (b)                        -         34,909
Fees related to terminated
 transaction                              440              -
Stock Compensation Expense (c)          4,839              -
                                -------------- --------------
Adjusted Operating Income from
 Continuing Operations          $      26,980  $      17,959     50.2%
                                ============== ==============

Income from Continuing
 Operations                     $      12,656  $     (26,330)
Acquisition Related Costs (net
 of income taxes of $(99) and
 $(1,042) (a))                            175          1,892
Restructuring Charges (net of
 income taxes of ($12  and
 $(604))                                  (21)         1,098
Acquired in-process research
 and development (b)                        -         34,909
Fees related to terminated
 transaction (net of income
 taxes of $(158))                         282              -
Stock Compensation Expense (net
 of income taxes of
 ($1,636)) (c)                          3,203              -
                                -------------- --------------
Adjusted Income from Continuing
 Operations                     $      16,295  $      11,569     40.9%
                                ============== ==============

Diluted Earnings per Share from
 Continuing Operations          $         .38  $        (.84)
Acquisition Related Costs per
Share (a)                                   -            .06
Restructuring Charges per Share             -            .03
Acquired in-process research
 and development per share (b)              -           1.12
Fees related to terminated
 transaction per share                    .01              -
Stock Compensation Expenses per
 Share (c)                                .10              -
                                -------------- --------------
Adjusted Earnings per Share
 from Continuing Operations     $         .49  $         .37
                                ============== ==============


(a) June year-to-date 2006, the Company incurred $.3 million of expenses to integrate companies acquired in 2005. June year-to-date 2005 was negatively impacted by $2.5 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.4 million of expenses to integrate the acquired companies.

(b) June year-to date 2005, the Company recorded a charge of $34.9 million to write-off acquired in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(c) Effective January 1, 2006, we adopted the new accounting pronouncement FAS123R, "Share Based Payments." For June year-to-date we recorded $4.8 million of expense for stock compensation made to employees, including charges resulting from the adoption of FAS123R. This charge was not required to be recorded in the comparable period of the prior year.



                                              Three Months Ended
                                              ------------------
Consolidated Statements of Operations             (unaudited)
(In Thousands, Except Per Share Amounts)
                                           July 1, 2006  July 2, 2005

Revenues                                   $   146,175   $   125,431

Operating Costs and Expenses:
  Cost of revenues                              78,238        68,611
  Selling, general and administrative
   expense                                      46,626        41,553
  Purchased in-process research and
   development expense                               -        34,909
  Research and development expense               9,163         7,657
  Restructuring charges                             58         1,030
                                           ------------  ------------
                                               134,085       153,760

                                           ------------  ------------
Operating Income                                12,090       (28,329)
                                           ------------  ------------
Interest Expense, net                             (753)         (207)
Other Expense, net                                (156)         (121)
                                           ------------  ------------

Income from Continuing Operations
 Before Income Taxes                            11,181       (28,657)
Provision for Income Taxes                      (4,025)       (2,219)
                                           ------------  ------------
Income (Loss) from Continuing
 Operations                                      7,156       (30,876)
Income (Loss) from Discontinued
 Operations (net of tax)                             -           134
                                           ------------  ------------
Net Income (Loss)                          $     7,156   $   (30,742)
                                           ============  ============

Earnings (Loss) per Share:
  Basic:
     Continuing Operations                 $       .22   $      (.99)
     Discontinued Operations                         -           .01
                                           ------------  ------------
                                           $       .22   $      (.98)
                                           ============  ============
  Diluted:
     Continuing Operations                 $       .22   $      (.99)
     Discontinued Operations                         -           .01
                                           ------------  ------------
                                           $       .22   $      (.98)
                                           ============  ============
Weighted Average Shares Outstanding:
  Basic                                         32,313        31,304

  Diluted                                       33,177        31,304



                                                Six Months Ended
                                                ----------------
Consolidated Statements of Operations              (unaudited)
(In Thousands, Except Per Share Amounts)
                                           July 1, 2006  July 2, 2005

Revenues                                   $   281,694   $   227,876

Operating Costs and Expenses:
  Cost of revenues                             147,832       123,183
  Selling, general and administrative
   expense                                      93,867        75,389
  Purchased in-process research and
   development expense                               -        34,909
  Research and development expense              18,568        14,279
  Restructuring charges                            (33)        1,701
                                           ------------  ------------
                                               260,234       249,461

                                           ------------  ------------
Operating Income                                21,460       (21,585)
                                           ------------  ------------
Interest Income (Expense), net                  (1,629)          257
Other Expense, net                                 (56)         (279)
                                           ------------  ------------

Income from Continuing Operations
 Before Income Taxes                            19,775       (21,607)
Provision for Income Taxes                      (7,119)       (4,723)
                                           ------------  ------------
Income (Loss) from Continuing
 Operations                                     12,656       (26,330)
Income from Discontinued
 Opera
xxxxxxxxxxxxxxxxxxxxxxxxx
tions (net of tax)                             -           446
                                           ------------  ------------
Net Income (Loss)                          $    12,656   $   (25,884)
                                           ============  ============

Earnings (Loss) per Share:
  Basic:
     Continuing Operations                 $       .39   $      (.84)
     Discontinued Operations                         -           .01
                                           ------------  ------------
                                           $       .39   $      (.83)
                                           ============  ============
  Diluted:
     Continuing Operations                 $       .38   $      (.84)
     Discontinued Operations                         -           .01
                                           ------------  ------------
                                           $       .38   $      (.83)
                                           ============  ============
Weighted Average Shares Outstanding:
  Basic                                         32,205        31,212

  Diluted                                       33,124        31,212



VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                                July 1,   July 2,   July 1,   July 2,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Respiratory Care
    Domestic                     48,289    38,714    94,552    68,858
    International                45,754    34,560    85,808    65,764
                               --------- --------- --------- ---------
      Total                      94,043    73,274   180,360   134,622
                               --------- --------- --------- ---------


NeuroCare
    Domestic                     17,682    18,370    36,049    33,568
    International                13,759    15,535    25,237    25,107
                               --------- --------- --------- ---------
      Total                      31,441    33,905    61,286    58,675
                               --------- --------- --------- ---------


MedSystems
    Domestic                      6,712     6,581    13,033    12,633
    International                 2,166     1,611     3,991     3,063
                               --------- --------- --------- ---------
      Total                       8,878     8,192    17,024    15,696
                               --------- --------- --------- ---------


Orthopedics
    Domestic                      9,919     7,908    19,083    14,973
    International                 1,894     2,152     3,941     3,910
                               --------- --------- --------- ---------
      Total                      11,813    10,060    23,024    18,883
                               --------- --------- --------- ---------


Total VIASYS
    Domestic                     82,602    71,573   162,717   130,032
    International                63,573    53,858   118,977    97,844
                               --------- --------- --------- ---------
      Total                     146,175   125,431   281,694   227,876
                               ========= ========= ========= =========




    CONTACT: VIASYS Healthcare Inc.
             Investor Contact:
             Martin P. Galvan, 610-862-0800